UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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AgeX Therapeutics, Inc.

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Dear AgeX Stockholders,

As we approach the end of 2023, we are enthusiastic about the prospects for AgeX entering new medical fields by acquiring Serina Therapeutics, Inc. through a merger under the terms of an Agreement and Plan of Merger and Reorganization that we entered into this past August. Serina currently has a pipeline of small molecule candidates targeting central nervous system indications, enabled by the company’s proprietary POZ Platform™ delivery technology. In addition to advancing Serina’s wholly owned pipeline assets, Serina is working with pharma partners currently advancing pre-clinical studies exploring POZ polymer lipid-nanoparticles or “LNPs” in next generation LNP delivered RNA vaccines. Serina’s current therapeutic focus includes advanced Parkinson’s Disease, post-operative pain indications, and refractory epilepsy. Serina is also working to expand its LNP and anti-body drug conjugate partnering collaborations.

If we complete the merger, AgeX will focus primarily on developing Serina’s pipeline of product candidates, and we will seek other opportunities for our current core cell therapy and induced Tissue Regeneration (iTRTM) platforms. However, we expect that our subsidiary NeuroAirmid Therapeutics, Inc., which we co-own with certain researchers, will continue to work to advance into clinical trials neural cells for the treatment of Huntington’s Disease, based on work we sponsored at the University of California –Irvine.

The merger will bring to fruition a primary objective of our restructuring plans that we announced earlier in the year with the goal of finding new opportunities for AgeX, including a pipeline of product candidates that are in a more advanced stage of development than those in AgeX’s legacy core programs. Completion of the merger is subject to the satisfaction of certain conditions, including approval by AgeX and Serina stockholders. We anticipate that the merger will be finalized in the coming months when you will be invited to a special meeting to vote. More details will follow in due course.

We invite you to join us for the Annual Meeting of Stockholders of AgeX Therapeutics, Inc. which will be held on Wednesday, December 13, 2023 at 10:00 a.m. Pacific Time. We will be holding the Annual Meeting this year as a “virtual” meeting by online participation only at https://web.lumiagm.com/268644388. If you wish to attend the Annual Meeting online you will need to gain admission in the manner described in the Proxy Statement that accompanies this letter.

Sincerely,

Joanne M. Hackett, PhD
Chairwoman of the Board & Interim CEO

November 7, 2023